EXHIBIT 10.1

KEY TRONIC CORPORATION

LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSES

The purposes of the Key Tronic Corporation (the Company) Long-Term Incentive Plan (the “Plan”) are:

(a) to enhance long-term shareholder value creation;

(b) to provide an increased incentive for eligible individuals to assert their best efforts by conferring benefits based on improved company performance; and

(c) to encourage such persons to remain in the service of the Company.

SECTION 2. DEFINITIONS

In the Plan:

2.1 “Award” means an issuance of performance units whose value will be tied to specific performance measures determined by the Board upon recommendation of the Committee.

2.2 “Beneficiary” means one or more persons, trusts, estates or other entities designated by the Participant that are entitled to receive benefits under the Plan upon the death of a Participant. The beneficiary designation last filed with the Company shall control.

2.3 “Board” means the Board of Directors of Key Tronic Corporation.

2.4 “Change in Control” shall be deemed to occur if any of the following shall occur: (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then-outstanding securities (other than as a result of an acquisition by any such person of securities directly from the Company); (B) the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company or any Subsidiary); (C) the approval by the Company’s stockholders of a merger or consolidation, a statutory share exchange, a sale or disposition of all or substantially all the Company’s assets or a plan of liquidation or dissolution of the Company; or (D) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

2.5 “Committee” means the Compensation and Administration Committee of the Board of Directors of Key Tronic Corporation.

2.6 “Company” means Key Tronic Corporation, a Washington corporation, and its subsidiaries, either singly or together, as appropriate.

2.7 “Disability,” unless otherwise defined by the Committee from time to time for purposes of the Plan, means a period of disability during which an Eligible Employee qualifies for benefits or would qualify for benefits under Key Tronic Corporation’s current long-term disability plan, or in the case of a Non-employee Director, means a period of disability during which such Participant, if he or she were an employee of Key Tronic Corporation, would qualify for benefits under Key Tronic Corporation’s current long-term disability plan.

2.8 “Effective Date” means the date on which the Plan is adopted by the Board.

2.9 “Eligible Employee” means an employee of the Company who is also an officer of the Company.

2.10 “Non-employee Director” means a member of the Board of Directors of Key Tronic Corporation who is not also an employee of Key Tronic Corporation or any of its affiliates.

2.11 “Participant” means an Eligible Employee or a Non-employee Director who participates in the Plan.

2.12 “Performance Period” means the three years following the date of the Award grant.

2.13 “Performance Unit” means a unit whose initial value is set at $1.00 and whose future value is dependent on performance against Board-established targets.

2.14 “Plan” means the Key Tronic Corporation Long-Term Incentive Plan, as it may be amended from time to time by the Board.

2.15 “Reduction-in-Force” means the elimination of an employment position or positions due to (a) adverse business conditions of the Company or (b) a reorganization, other than a Change in Control.

2.16 “Retirement,” unless otherwise defined by Key Tronic Corporation from time to time for purposes of the Plan, means with respect to Eligible Employees, that the Participant leaves active employment after having attained age 65.

2.17 “Target Award” has the meaning set forth in Section 5.2.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. Notwithstanding the foregoing, the Board shall retain the authority to amend, suspend or terminate the Plan, approve Awards and approve performance matrices.

SECTION 4. ELIGIBILITY

Unless the Committee determines otherwise, Eligible Employees and Non-employee Directors are automatically eligible to participate in the Plan, provided such individuals are Eligible Employees or Non-employee Directors prior to the actual date of the grant.

SECTION 5. PLAN PARAMETERS

5.1	Vesting

Each grant of Performance Units made under the Plan will vest at the end of three years following the date of the grant.

5.2	Determination of Target Awards

(a) For each grant, the Committee shall determine and recommend to the Board for approval Target Awards for Participants under the Plan, which Target Awards may be based on job responsibilities or such other criteria as the Committee may in its discretion select. Except as otherwise provided in the Plan, for Eligible Employees, Target Awards shall be a number of units related to competitive market practice for similar positions.

(b) Notwithstanding the foregoing, the Board may determine alternative methods of setting Target Awards for future Performance Periods.

5.3	Determination of Award Value

Each Performance Unit will have a value determined by the performance matrix adopted by the Board, upon recommendation of the Committee, for the performance period associated with the grant of units. At the end of each performance period (three years), the value of each unit awarded will be determined by the matrix.

SECTION 6. WITHHOLDING

All Awards vested and issuable under the Plan shall be issued net of all applicable withholding taxes required by applicable federal, state, local or foreign law.

No awards shall be issued under the Plan until all applicable withholding obligations are satisfied.

SECTION 7. NONASSIGNABILITY

Neither the Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance any of the benefits provided for under this Plan. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency. If any Participant or Beneficiary should attempt to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, then such amounts shall automatically terminate unless the Board, in its discretion, upon recommendation of the Committee provides otherwise.

SECTION 8. CHANGE IN CONTROL

In the event of a Change in Control all unvested units shall immediately vest and be payable at two times their value determined in accordance with Section 5.3 as of the date the Change in Control event occurs.

SECTION 9. AMENDMENT AND TERMINATION

9.1	Amendment, Suspension or Termination of Plan

The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that shareholder approval shall be obtained for any amendment to the Plan if required by applicable law or regulation.

9.2	Term of Plan

The Plan shall have no fixed expiration date.

SECTION 10. INTERPRETATION AND LIMITATION OF LIABILITY

10.1	Interpretation

The Board, upon recommendation of the Committee, shall have authority, in its discretion, to determine all matters under the Plan, including determining the size of Target Awards, whether and to what extent Participants are entitled to Plan benefits, and all terms, conditions, restrictions and limitations, if any, of Awards. The Committee shall have authority, subject to Board approval, to interpret the Plan and the terms of any instrument thereunder and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Board or Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Committee may delegate ministerial duties to such of the Company’s officers as it so determines.

10.2	Limitation of Liability

No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award issued hereunder. In addition to such other rights of indemnification, the members of the Board shall be indemnified by the Company to the extent permitted by law against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which any member of the Board may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that within sixty days after institution of any such action, suit or proceeding, the Board member shall, in writing, offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 11. RULES GOVERNING UNITS

11.1	Determination of Unit Value

Awards for the initial grants and subsequent grants along with the matrix to be used to determine the value of each Award unit on its vesting date shall be approved by the Board upon recommendation of the Committee.

11.2	Procedures

(a) Except as otherwise provided herein, Awards shall be issued on July 1 each year (or as soon thereafter as practicable).

(b) Subject to Section 6, all Awards shall be issued net of applicable withholding taxes.

11.3	Adjustments

Notwithstanding the foregoing, the Board, upon recommendation of the Committee, may make such adjustments as the Board deems necessary or appropriate to reflect the inclusion or exclusion of any extraordinary items, events or circumstances in order to avoid windfalls or hardships in the determination of performance with respect to performance goals.

SECTION 12. TERMINATION OF EMPLOYMENT OR SERVICES

12.1	Termination of Employment or Service for Reasons Other than Retirement, Disability, a Reduction-in-Force, Death or for Non-employee Directors, Other than by Reason of Normal Expiration of Their Term

Subject to Section 12.2, if a Participant’s employment as an Eligible Employee or services as a Non-employee Director terminate for any reason prior to vesting of units, and such termination is not for any reason set forth in Section 12.2, such Participant’s participation in the Plan shall automatically terminate as of the effective date of such termination of employment or services and such individual shall not be entitled to receive any Awards or other consideration under the Plan with respect to grants still subject to vesting, unless the Board, upon recommendation of the Committee, determines otherwise in its discretion.

12.2	Termination of Employment or Service by Reason of Retirement, Disability, a Reduction-in-Force, Death or upon the Normal Expiration of a Nonemployee Director’s Term

Subject to Section 12.4, if a Participant’s employment as an Eligible Employee or services as a Non-employee Director terminate prior to the end of a vesting period for a grant by reason of Retirement, Disability, a Reduction-in-Force, Death or, for Non-employee Directors, upon the normal expiration of the term for which they were elected or appointed to serve, such Participant shall be entitled to retain any unvested Units which have been granted to such Participant and receive a pro rata portion of the value, if any, of any of such Units when vested, payable at the end of the three year vesting period of each such Unit.

12.3	Forfeiture Provisions

Notwithstanding the foregoing, in the event an Eligible Employee terminates employment by reason of Retirement and, within two years immediately following such termination, engages in any capacity in a business that is in substantial direct competition with the business of and in the geographic area served by the Company, such individual shall forfeit all right to receive any Awards still outstanding under the Plan. The Committee’s determination of whether an individual has acted in competition with the Company shall be made in its sole discretion.

12.4	Determinations Conclusive and Binding

Any question as to whether and when there has been a termination of employment or services for purposes of the Plan and the cause of such termination shall be determined by the Board, upon recommendation of the Committee, and the Board’s determination shall be conclusive and binding.

12.5	Waiver of Restrictions

Notwithstanding any other provision of the Plan, the Committee may recommend to the Board and the Board may, in its sole discretion, waive any of the foregoing terms, conditions or restrictions under such circumstances and subject to such terms and conditions as the Board shall deem appropriate provided, however, no such action shall adversely affect the rights of any Participant under any Award granted prior to such action without the Participant’s consent.

SECTION 13. GENERAL

13.1	No Right to Continued Employment/Other Relationship

Nothing in the Plan or Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or limit in any way the right of the Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

13.2	Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

13.3	Severability

If any provision of the Plan or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person, Award, and the remainder of the Plan and any Award shall remain in full force and effect.

13.4	Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.

Approved by the Committee on September 21, 2005

Approved by the Board on September 21, 2005